Exhibit 10.2

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the Effective Date set forth in the Award Certificate (the “Award Certificate”) is made by and between Brixmor Property Group Inc. (together with its Subsidiaries, the “Company”) and the Participant. The Award Certificate is included with and made part of this Agreement. In this Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.
1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the threshold, target, and maximum levels for each Performance Component on the Award Certificate, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels. In the event that actual performance does not meet the threshold level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.

(b)“AFFO” means adjusted funds from operations, as reported in the Company’s supplemental disclosure for any fiscal quarter.

(c)“AFFO Per Share” means the per share amount obtained by dividing AFFO by Fully Diluted Shares.

(d)“Award” means a Tranche 1 Award, a Tranche 2 Award or a Tranche 3 Award, each as set forth on the Award Certificate.

(e)“Award Certificate” means the certificate attached to this Agreement specifying the Effective Date, the Tranche 1 Award, the Tranche 2 Award, the Tranche 3 Award, and the applicable Performance Periods and Performance Components for each Award.

(f)“Board” means the Board of Directors of Brixmor Property Group Inc.

(g)“Brixmor TSR” means the compound annual growth rate, expressed as a percentage and rounded to the nearest one decimal point, in the value of a share of Common Stock due to stock appreciation and dividends, assuming dividends are reinvested in Common Stock as and when paid, during the applicable Performance Period. For this purpose, the “Beginning Stock Price” means $20 per share of Common Stock and the “Ending Stock Price” means the closing sales price of the Company’s Common Stock on the last day of the applicable Performance Period.

(h)“EBITDA” means earnings before interest, taxes, and amortization, as reported in the Company’s supplemental disclosure for any fiscal quarter.

(i)“EBITDA Per Share” means the per share amount obtained by dividing EBITDA by Fully Diluted Shares.

(j)“Effective Date” means the Effective Date set forth in the Award Certificate.

(k)“Fully Diluted Shares” means the fully diluted share count of the Company, as reported in the Company’s supplemental disclosure for any fiscal quarter.

(l) “Participant” means the Eligible Person whose name is set forth in the Award Certificate.

(m)“Performance Components” means the performance criteria applicable to an Award, as set forth on the Award Certificate.

(n)“Performance Period” means the applicable performance period specified in the Award Certificate.

(o)“Plan” means the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan.

(p)“Qualifying Termination” means a termination of Participant’s employment (w) by the Company without Cause or while Participant has a Disability (as defined in the Plan), (x) if the Participant’s written employment agreement with the Company (or any affiliate) includes a definition of “good reason” or “constructive termination,” by the Participant for “good reason” or “constructive termination” (as defined in such written employment agreement) (y) which is a Retirement, or (z) resulting from the Participant’s death. Notwithstanding the definition of Cause as set forth in the Plan, for purposes of this Agreement, the termination of a Participant’s employment by the Company for poor performance (as determined in the sole judgment of a majority of the management committee) shall constitute a termination by the Company for Cause.

(q)“Relative US Shopping Center Index TSR” means the comparison of the Brixmor TSR to the Shopping Center Index TSR.

(r)“Relative Weighting” means, in respect of any Performance Component, the “Relative Weighting” set forth for such Performance Component on the Award Certificate.

(s)“Retirement” means the Participant’s Termination of Employment with the Company, other than for Cause, following the date on which (i) the sum of the following equals or exceeds 65 years: (A) the number of years of the Participant’s employment and other business relationships with the Company and any predecessor company, and (B) the Participant’s age on the date of termination, (ii) the Participant attained the age of 55 years old, and (iii) the number of years of the Participant’s employment and other business relationships with the Company and any predecessor company is at least five (5).

(t)“RSU” or “Restricted Stock Unit” means a restricted stock unit granted hereunder pursuant to the Plan.

(u)“Shopping Center Index TSR” means the compound annual growth rate, rounded to the nearest decimal point, in the value of the FTSE NAREIT US Shopping Centers Index during the applicable Performance Period. The Shopping Center Index TSR is obtained from information publicly reported by the National Association of Real Estate Investment Trusts.

(v)“Target Award Amount” means, in respect of any Award, the “Target Award Amount” set forth for such Award on the Award Certificate.

(w)“Termination Date” means the effective date of a Termination of Employment for any reason.

(x)“Termination of Employment” means a “separation from service” of the Participant from the Company, as defined under Section 409A.

2.Range of RSUs under Awards; Calculation of RSUs; Settlement of RSUs

(a)Grant of Award Ranges. The Company grants to the Participant the opportunity to earn a number of RSUs under each of the Tranche 1 Award, Tranche 2 Award, and Tranche 3 Award equal to the ranges set forth in the Award Certificate for each Award (with a threshold, target, and maximum number of RSUs for each Award). The actual number of RSUs earned under the Award shall be determined pursuant to Section 2(b) and, further, the RSUs shall be subject to the satisfaction of the service vesting conditions set forth in the Award Certificate and herein.

(b)Calculation of Number of Earned RSUs. Following the last day of the Performance Period applicable to an Award (the “Determination Date”), subject to the Participant’s continued employment through the last day of the Performance Period:

(i)The total number of RSUs earned and issuable under the Award shall be calculated by the Committee with respect to each Performance Component under the Award. For each Performance Component, the total number of RSUs earned and issuable shall be equal to the product of (x) the Target Award Amount for such Performance Component, multiplied by (y) the Relative Weighting for such Performance Component, multiplied by (z) the Achievement Percentage for such Performance Component. In the event that the Company’s actual performance does not meet the threshold level for a Performance Component, no RSUs shall be earned in respect of that Performance Component.

(ii)The foregoing calculation shall be made no later than 90 days following the Determination Date (or as soon thereafter as reasonably practicable), at which time the Company shall notify the Participant of the total number of RSUs earned and issuable under each Award (rounded down to the nearest whole RSU).

(c)Vesting. Subject to Section 3, the RSUs earned under each Award shall become vested as follows, subject to the Participant’s continued employment with the Company through the applicable date(s) (each, a “Vesting Date”):

(i)the RSUs earned in respect of the Tranche 1 Award, if any, shall become vested with respect to 50% of such RSUs on the applicable Determination Date, and with respect to the remaining RSUs on January 1, 2016;

(ii)the RSUs earned in respect of the Tranche 2 Award, if any, shall become vested with respect to 50% of such RSUs on the applicable Determination Date, and with respect to the remaining RSUs on January 1, 2017; and

(iii)the RSUs earned in respect of the Tranche 3 Award, if any, shall become vested with respect to 50% of such RSUs on the applicable Determination Date, and with respect to an additional 25% of such RSUs on each of January 1, 2018 and January 1, 2019.

(d)Issuance of Common Stock.

(i)Settlement of RSUs. Shares underlying an earned RSU which become vested in accordance with Section 2(c) or Section 3 shall be transferred to the Participant as soon as administratively practicable following the applicable Vesting Date, but in no event earlier than January 1 of the year in which the Vesting Date occurs or later than March 15 of the year following the year in which such Vesting Date occurs. No shares of Common Stock shall be issued to the Participant in respect of an earned RSU prior to the applicable Vesting Date. After an earned RSU vests, the Company shall promptly cause to be registered in Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each such earned RSU. For purposes of this Agreement, the date on which vested RSUs are converted into Common Stock shall be referred to as the “Settlement Date.”

(ii)Fractional RSUs. In the event the Participant is vested in a fractional portion of an earned RSU, such portion shall be rounded down to the nearest whole number.

3.Effects of Certain Events

(a)General. Subject to Section 3(b), in the event that the Participant’s employment with the Company is terminated, any unvested RSUs shall be forfeited automatically and without further action.

(b)Qualifying Termination. Notwithstanding the foregoing:

(i)In the event of the Participant’s Qualifying Termination prior to the completion of the Performance Period applicable to an Award (and any associated Dividend Equivalent Amount), a portion of the RSUs which may be earned under the Award will become earned, with the actual number of earned RSUs determined as follows:

(A)with respect to Tranches 1 and 2, based on actual performance through the most recently completed fiscal quarter measured against the Performance Components as pro-rated based on the number of fiscal quarters completed prior to the Termination Date relative to the total number of fiscal quarters in the Performance Period; and

(B)with respect to Tranche 3, based on actual performance through the Termination Date measured against the Performance Components based on actual performance through the Termination Date;

provided, that any performance criteria based on the achievement of company-wide strategic objectives or satisfaction of individual performance criteria shall be deemed achieved or satisfied at target level (as applicable); and
(ii)The number of earned RSUs calculated in accordance with Section 3(b)(i) which become vested (and any associated Dividend Equivalent Amount) will be pro-rated based on the number of days in the applicable Performance Period completed prior to the Termination Date, and such pro-rated number of earned RSUs under the Award shall be deemed vested in full and settled pursuant to Section 2(d), with the “Vesting Date” meaning the Termination Date.

(iii)In the event of the Participant’s Qualifying Termination after the completion of the Performance Period applicable to an Award, but prior to the last Vesting Date applicable to the earned RSUs granted under such Award, all such earned RSUs shall become vested as of the Termination Date. In such case, the number of earned RSUs (and any associated Dividend Equivalent Amount) under the Award shall be deemed vested in full and settled pursuant to Section 2(d), with the “Vesting Date” meaning the Termination Date.

(iv)The levels of achievement with respect to any Performance Components shall be adjusted from time to time by the Committee as it deems equitable and necessary in light of acquisitions, dispositions and other transactions or extraordinary or one time events that impact the Company’s operations.

(c)Termination for Cause. In the event of the Participant’s termination of employment for Cause, then the Award, the RSUs (whether or not earned or vested) (and any associated Dividend Equivalent Amount) and any shares underlying RSUs that have not yet been transferred to the Participant shall be automatically forfeited as of the Termination Date.

(d)Change in Control. Notwithstanding the foregoing:

(i)In the event of a Change in Control during the Participant’s employment and prior to the completion of the Performance Period applicable to an Award, a portion of the RSUs which may be earned under the Award will become earned, with the actual number of earned RSUs determined

(A)with respect to Tranches 1 and 2, based on actual performance through the most recently completed fiscal quarter measured against the Performance Components as pro-rated based on the number of fiscal quarters completed prior to the date of such Change in Control relative to the total number of fiscal quarters in the Performance Period, and

(B)with respect to Tranche 3, based on actual performance through the date of such Change in Control, measured against the Performance Criteria based on actual performance through the date of such Change in Control;
provided, that any performance criteria based on the achievement of company-wide strategic objectives or satisfaction of individual performance criteria shall be deemed achieved or satisfied at target level (as applicable)
(ii)In the event of a Change in Control during the Participant’s employment and prior to a Vesting Date, all earned RSUs shall become vested as of the date of such Change in Control and settled pursuant to Section 2(d), with the “Vesting Date” meaning the date of the Change in Control.

4.Dividend Equivalent Rights

(a)Each earned RSU shall have a Dividend Equivalent Right associated with it with respect to any cash dividends on Common Stock that have a record date after the Effective Date and prior to the applicable Settlement Date for such RSU (the total accrued dividends for each earned RSU, a “Dividend Equivalent Amount”). For the avoidance of doubt, no Dividend Equivalent Amount shall accrue in respect of an RSU which is not earned based on the achievement of Performance Components applicable to an Award.

(b)The Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Participant with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled earned RSUs (or RSUs which become earned in accordance with this Agreement) if such shares had been outstanding on the dividend record date. The Participant’s Dividend Equivalent Amount shall not be credited with interest or earnings.

(c)Any Dividend Equivalent Amount: (i) shall be subject to the same terms and conditions applicable to the earned RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Agreement; (ii) shall vest and be settled upon the same terms and at the same time of settlement as the earned RSUs to which they relate; and (iii) will be denominated and payable solely in cash. The payment of Dividend Equivalent Rights will be net of all applicable withholding taxes pursuant to Section 5(g).

5.Miscellaneous
.
(a)Administration. The Committee shall administer the Award. At the end of the Performance Period applicable to any Award, the Committee shall calculate and approve the number of earned RSUs awarded to the Participant under such Award.

(b)Agreement Subject to Plan; Amendment. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Awards and RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement and the Award Certificate may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Participant shall not to that extent be effective without the consent of the Participant.

(c)Participant is Unsecured General Creditor. The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of the Award shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Agreement and the Plan.

(d)No Transferability; No Assignment. Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the Award or the RSUs. No part of the RSUs or the shares of Common Stock delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

(e)No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder (or RSUs issued in settlement of the Award) shall impose any obligation on the Company or any Affiliate to continue the employment of the Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment of such Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Participant and the Company (or any affiliate).

(f)Limitation on Shareholder Rights. The Participant shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 4) and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock, except for the Dividend Equivalent Rights as set forth in Section 4.

(g)Tax Withholding.

(i)Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii) Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the

Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the RSUs by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Settlement Date. Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(h)Compensation Recovery Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under this Agreement shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock. Without limiting the generality of the foregoing, if in the opinion of the independent directors of the Board, (i) the Company’s financial results are restated or were materially misstated due in whole or in part to intentional fraud or misconduct by the Participant, and (ii) the payment or equity or equity-based award made or issued pursuant to this Agreement based on the corrected financial results would be less than the amount previously paid or issued, then by approval by a majority of the independent directors of the Board, the Board may based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any payment or equity or equity-based award made or issued pursuant to this Agreement, and the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days’ of the Company’s request to Participant therefore, an amount equal to the excess, if any, of (i) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received upon the sale or other disposition of, or distributions in respect of the RSUs and any shares of Common Stock issued in respect of such RSUs over (ii) the aggregate Cost of such shares (if any). For purposes of this Agreement, “Cost” means, in respect of any share of Common Stock, the amount paid by Participant for such share, as proportionately adjusted for all subsequent distributions.

(i)Section 409A Compliance. The Award and the shares of Common Stock and amounts payable under this Agreement are intended to comply with the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding the terms of Section 2 or Section 3, if a Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Award or RSU that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j)Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(k)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Maryland, and each of the Participant and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York or the State of Maryland, (ii) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

(l)Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
* * * * *

BRIXMOR PROPERTY GROUP INC.
RESTRICTED STOCK UNIT AGREEMENT
AWARD CERTIFICATE
1. Brixmor Property Group Inc., a Maryland corporation (together with its Subsidiaries, the “Company”), and the Participant who is signatory hereto, hereby agree to the terms of this Award Certificate and the Brixmor Property Group Inc. Restricted Stock Unit Agreement (the “Agreement”) to which it is attached. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Company’s 2013 Omnibus Incentive Plan (the “Plan”) or the Agreement.
2. Subject to the terms of this Award Certificate, the Agreement, and the Plan, the Company hereby grants to the Participant as of the Effective Date, the Tranche 1 Award, Tranche 2 Award, and Tranche 3 Award on the terms set forth below:

Participant:	[__]
Effective Date:	[ ]
Total Target RSU Award Amount:

Tranche 1 Award
Award Range
· Threshold Award Amount: [__] RSUs
· Target Award Amount: [__] RSUs
· Maximum Award Amount: [__] RSUs

Performance Period: January 1, 2014 through December 31, 2014

Performance Components
· EBITDA Per Share Target (Relative Weighting: 37.50%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold		$50%
Target		$100%
Maximum		$150%

· AFFO (Adjusted Funds from Operations) Per Share Target (Relative Weighting: 37.50%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold		$50%
Target		$100%
Maximum		$150%

· Achievement of Individual Performance Goals (Relative Weighting: 25%)

Tranche 2 Award
Award Range
· Threshold Award Amount: [__] RSUs
· Target Award Amount: [__] RSUs

· Maximum Award Amount: [__] RSUs

Performance Period: January 1, 2014 through December 31, 2015

Performance Components
· Cumulative EBITDA Per ShareTarget (Relative Weighting: 37.50%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold		$50%
Target		$100%
Maximum		$150%

· Cumulative AFFO (Adjusted Funds from Operations) Per Share Target (Relative Weighting: 37.50%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold		$50%
Target		$100%
Maximum		$150%

· Achievement of Individual Performance Goals (Relative Weighting: 25%)

Tranche 3 Award
Award Range
· Threshold Award Amount: [__] RSUs
· Target Award Amount: [__] RSUs
· Maximum Award Amount: [__] RSUs

Performance Period: October 29, 2013 through December 31, 2016

Performance Components:
· Relative US Shopping Center Index TSR: (Relative Weighting: 60%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold		50%
Target		100%
Maximum		150%

· Brixmor TSR (Relative Weighting: 20%)

Level of Achievement	Performance Level Achieved	Percentage of Award Earned
Threshold		50%
Target		100%
Maximum		150%

· Company-Wide Strategic Objectives (Relative Weighting: 20%)

o __

3. The Award and any RSUs which may be earned under the Award are subject to the terms and conditions set forth in this Award Certificate, the Plan and the Agreement. All terms and provisions of the Plan and the Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Agreement, then the terms of the Plan or the Agreement, as applicable, shall govern. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Agreement.
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first above written.

BRIXMOR PROPERTY GROUP INC. By: ___________________________________ Name: Title: Authorized Signatory	PARTICIPANT ___________________________________ Name: